Exhibit 21.1

Subsidiaries of Manchester United plc

Name	Jurisdiction of Formation
Alderley Urban Investments Limited	England and Wales
Manchester United Football Club Limited	England and Wales
Manchester United Interactive Limited	England and Wales
Manchester United Limited	England and Wales
MU Finance plc	England and Wales
MUTV Limited	England and Wales
Red Football Holdings Limited	England and Wales
Red Football Joint Venture Limited	England and Wales
Red Football Limited	England and Wales
Red Football Shareholder Limited	England and Wales